JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the "Agreement"), made and entered into as of this 23rd day of March 2005, by and between SkyLynx Communications, Inc., a Delaware corporation whose address is 500 John Ringling Blvd., Sarasota, FL 34236 ("SKYC") and PS III HOLDINGS, LLC ("PS III") whose address is 5111 Ocean Blvd., Sarasota, FL 34242).

ARTICLE I
GENERAL PROVISIONS

1.01 Business Purpose. The business of the Joint Venture ("Joint Venture") shall be as follows: SKYC is in the process of developing Automatic Vehicle Location services ("AVL") in Tacoma, WA and Denver/Aurora, CO pursuant to agreements with Rural Metro ("RMA"), an emergency first responder servicing said cities. These agreements with RMA (the "Tacoma and Denver Agreements") are attached hereto as Schedule 1. In addition, SKYC also has entered into agreements with RMA to provide services to RMA for the Orlando, FL metropolitan area ("Orlando Agreement"). The Joint Venture shall consist of all of SKYC's business interests and contracts in the Tacoma and Denver Agreements and the Orlando Agreement as well as all other services that SKYC provides to all other customers other than RMA in the Tacoma, WA, Denver/Aurora, CO and Orlando, FL markets (collectively the "SKYC Markets") as designated on the maps attached as Schedule 2. SKYC and PS III may mutually agree in writing that another market may be substituted for Orlando.

1.02 PS III Contribution. PS III agrees to contribute the sum of One Hundred Five Thousand Dollars ($105,000.00) to SKYC for the purpose of acquiring certain radio equipment and other infrastructure necessary to operate the Joint Venture's business. In consideration of such contribution SKYC agrees to pay PS III Twenty percent (20%) of all of the Revenues received by SKYC from the Tacoma and Denver Agreements and the Orlando Agreement. In addition, SKYC shall pay PS III Twenty Percent (20%) of all Revenues received by SKYC from other customers in the SKYC Markets. The term "Revenues" is defined in Article 2.03.

1.03 Payments by SKYC to PS III. All payments due from SKYC to PS III shall be paid by SKYC on a monthly basis on the tenth (10th) day of each month following the execution of this Agreement. The amount due on such date shall be based on all Revenue received by SKYC as of the last day of the previous month. In addition, on the tenth (10th) day of each month SKYC shall provide a statement to PS III of all Revenues which SKYC has received from the SKYC Markets.

1.04 Term of the Agreement. This Joint Venture shall commence on the date first above written and shall continue in existence until terminated, liquidated, or dissolved by law or as hereinafter provided.

ARTICLE II
GENERAL DEFINITIONS

The following comprise the general definitions of terms utilized in this Agreement:

2.01 Affiliate. An Affiliate of an entity is a person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control of such entity.

2.02 Capital Contribution(s). The capital contribution to the Joint Venture includes all contributions actually made by the parties, including property, cash and any additional capital contributions made.

2.03 Revenue. For the purpose of calculating the amounts to be paid to PS III under Article I above Revenue is defined as the gross funds actually received by SKYC from any and all agreements in the SKYC Markets including but not limited to the Tacoma and Denver Agreements and the Orlando Agreement. Revenue does not include equipment sales or installation revenue so long as such sales and revenue are do not include free services which otherwise would have been Revenue under any customer agreement in the SKYC Markets. In addition, the sales and installation revenues that are excluded shall only be based on the prices and margins for such sales and installations as are in effect at the time of this Agreement.

ARTICLE III
OBLIGATIONS OF THE JOINT VENTURERS

3.01 Sole Compensation of SKYC. SKYC is responsible for all operations and management decisions of the Joint Venture. All sums in excess of those paid or required to be paid to PS III under the terms of this Agreement will belong to SKYC without any SKYC being entitled to any other compensation or reimbursement for providing any services or support to the Joint Venture. SKYC is responsible for making all payments to PS III under the terms of this Agreement.

ARTICLE IV
ALLOCATIONS

4.01 Profits and Losses. Commencing on the date hereof and ending on the termination of the business of the Joint Venture, after the payment to PS III of the sums due to it under the terms of this Agreement, all profits, losses and other allocations to the Joint Venture shall be allocated 100% to SKYC at the conclusion of each fiscal year.

ARTICLE V
RIGHTS AND DUTIES OF THE JOINT VENTURERS

5.01 Business of the Joint Venture. SKYC shall have full, exclusive and complete authority and discretion in the management and control of the business of the Joint Venture for the purposes herein stated and shall make all decisions affecting the business of the Joint Venture. SKYC shall manage and control the affairs of the Joint Venture to the best of its ability and shall use its best efforts to carry out the business of the Joint Venture. SKYC may call upon PS III for input to the Joint Venture but PS III shall not be required to participate in or have any control over the Joint Venture business nor shall it have any authority or right to act for or bind the Joint Venture. Notwithstanding the provisions above, PS III shall have the right to demand that SKYC pursue all legal remedies to collect amounts due under any contract or agreement in the SKYC Markets or at SKYC's option it may pay PS III the amount it would have been paid if such receivables had been collected. Should SKYC fail to do either of the aforesaid so within 60 days of notice and if amounts due under the subject contract are more than 90 days past due, PS III may seek to collect the amounts due on behalf of the Joint Venture and shall be reimbursed by SKYC for all reasonable costs and expenses of such collection efforts.

ARTICLE VI
AGREEMENTS WITH THIRD PARTIES AND WITH
AFFILIATES OF THE JOINT VENTURES

6.01 Validity of Transactions. Affiliates of the parties to this Agreement may be engaged to perform services for the Joint Venture. The validity of any transaction, agreement or payment involving the Joint Venture and any Affiliates of the parties to this Agreement otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between them and such Affiliates or the approval of said transactions, agreement or payment.

6.02 Other Business of the Parties to this Agreement. The parties to this Agreement and their respective Affiliates may have interests in businesses other than the Joint Venture business. The Joint Venture shall not have the right to the income or proceeds derived from such other business interests. Neither SKYC nor any Affiliate may engage in any business which competes with the business of the Joint Venture in the SKYC Markets.

ARTICLE VII
PAYMENT OF EXPENSES

All expenses, costs and liabilities of the Joint Venture shall be paid by SKYC and shall not be reimbursed by the Joint Venture.

ARTICLE VIII
INDEMNIFICATION OF THE JOINT VENTURES

8.01 Except as set forth herein, the parties to this Agreement shall have no liability to the other for any loss suffered by the Joint Venture which arises out of any action or inaction by either party if, in good faith, it is determined that such course of conduct of such party was in the best interests of the Joint Venture and such course of conduct did not constitute negligence or misconduct.

8.02 Liability Related to Third Parties. It is the intention of the parties that PS III shall have no liability whatsoever with respect to the business of the Joint Venture. Therefore, SKYC hereby indemnifies and holds harmless PS III and its officers, directors, owners, members or managing members from any and all liability related to the Tacoma and Denver Agreements, the Orlando Agreement, the SKYC Markets, or the business of the Joint Venture. Such indemnity shall apply to any and all damages, costs, or attorneys fees.

ARTICLE IX
DISSOLUTION

9.01 Events of the Joint Ventures.

(a) The sale or other disposition, including an exchange of all, or substantially all, of the Joint Venture assets shall not occur without the written agreement of PS III and SKYC.

(b) Should an underwriter of the securities of SKYC require in writing a termination of this Agreement prior to the actual date of the sale or issuance of any securities by SKYC or its shareholders, the calculations of amounts to be paid to PS III shall be made at that time as set forth herein, provided that such request is made after October 1, 2006 or after the Orlando Agreement has been generating revenues for at least eighteen months. This Agreement shall terminate upon the satisfaction of all payment obligations to PS III by SKYC. The termination payment shall equal the amounts due under paragraph 9.02. In the event that such underwriter requests occurs before October 1, 2006 or before the Orlando Agreement has been generating revenues for at least eighteen months then the amount due under section 9.02 shall be mutually agreed upon by SKYC and PS III. Such amount shall become due and payable to PS III within 20 days after the notice by the underwriter.

(c)This Agreement may be terminated by mutual agreement of the parties.

9.02 Payment Upon Termination of Agreement. Unless extended by mutual agreement of the parties, beginning on October 1, 2006, either PS III or SKYC shall have the right to require SKYC to buy all of its interest (the "Purchase") in the Joint Venture for the following amounts (the "Purchase Price"). The Purchase Price shall be a sum equal to the Revenue received by SKYC from all agreements or Revenues in the SKYC Markets during the twelve months immediately prior to the date of the notice by PS III to SKYC of the Purchase. Solely for the purpose of calculating the Purchase Price, all receivables due from customers (up to the date of the consummation of the Purchase) in the SKYC Markets shall be deemed to be Revenue. In no event shall the Purchase Price be less than the sum of $210,000. The Purchase Price does not include (nor does it relieve SKYC of the obligation of paying) amounts required to be paid to PS III pursuant to Article I. At the sole option of PS III, payment of the Purchase Price may be made either in cash, in shares of the capital stock or a combination thereof by SKYC. The issue price of the stock and the registration rights associated with such stock shall be determined by mutual agreement of the parties in the event that PS III exercises such option. The payment of the Purchase Price shall be due in cash from SKYC within twenty (20) days after the written notice by either party to the other of the intent to require the Purchase.

9.03 Bankruptcy of SKYC. In the event that SKYC files any petition pursuant to any chapter of the Federal Bankruptcy Act, then at its option and in addition to any other remedies, including the enforcement of the payment terms set forth herein, PS III shall have the following option. In the event there remain any obligations outstanding to PS III under the terms of this Agreement, PS III shall have the right to demand that SKYC assign to PS III all of its rights to the Tacoma and Denver Agreements, or the Orlando Agreement, and any other customer agreement in the SKYC Markets including all rights to any assets or leases which are required to operate the business of the Joint Venture in the SKYC Markets. In addition, SKYC shall license any and all of its proprietary software or other proprietary technology ("Proprietary Information") (as well as other software or technology which is not proprietary to SKYC) to PS III solely for the purpose of allowing PS III to operate the business of the Joint Venture. Until such time as PS III has received all amounts which would have been due to it under the terms of this Agreement, then PS III shall pay no license fee to SKYC for such licenses. For purposes of determining amounts due to PS III under this paragraph the period for which PS III is entitled to be paid shall be eighteen months from the date of the first Revenue received on any contract or agreement in the SKYC Markets. Upon receipt by PS III of all amounts due to it under the terms of this Agreement, then if the filing by SKYC is a Chapter 11 filing at such time, then PS III's rights in the contracts and Proprietary Information shall cease. If the filing by SKYC is a Chapter 7 filing then PS III shall retain ownership of all assets and Proprietary Information.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.01 Books and Records. The Joint Venture shall keep adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Joint Venture.

10.02 Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

10.03 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

10.04 Headings. The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

10.05 Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted here under shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

If to PS III HOLDINGS, LLC: 5111 Ocean Blvd., Sarasota, FL, 3424: ATTN: Jerry Strom.

If to SKYC: 500 John Ringling Blvd., Sarasota, FL 34236. ATTN: Gary Brown

10.06 Applicable Law and Venue. This Agreement shall be construed and enforced under the laws of the State of Florida and in the applicable court of competent jurisdiction in Sarasota County, FL.

10.07 Other Instruments. The parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

10.08 Attorneys Fees and Cost. In the event that either party is required to enforce the terms of this Agreement, then the prevailing party shall be entitled to be reimbursed for any and all reasonable attorneys fees and court costs, including such fees that are incurred prior to either party instituting litigation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PS III	SkyLynx Communications, Inc.

/s/ Paul J. Strom	By: /s/ Gary L. Brown
Paul J. Strom, Managing Member	Gary L. Brown as CEO